Exhibit 99.1

Date:	May 4, 2010
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER 2010 RESULTS

East Rutherford, NJ – May 4, 2010 – Cambrex Corporation (NYSE: CBM) reports first quarter results for the period ended March 31, 2010.

Highlights
-	Reported sales decreased by 6.4%, and excluding the impact of foreign currency, sales decreased 10.8% compared to first quarter 2009.

-	EBITDA was $9.1 million in the first quarter 2010 compared to $13.0 million in the same quarter last year.

-	Debt, net of cash was $82.6 million at the end of first quarter 2010, an increase of $4.3 million during the quarter excluding the impact of both the acquisition of Cambrex IEP and currency.

-	Net Income was $1.7 million in the first quarter 2010 compared to $4.7 million for the first quarter 2009.

-	Acquired IEP GmbH, a biocatalysis company based in Germany in March 2010, for approximately $6.8 million.

First Quarter 2010 Operating Results
First quarter 2010 sales of $56.2 million were 6.4% lower than the first quarter 2009.  Excluding a 4.4% favorable impact of foreign exchange, reflecting a weaker U.S. dollar, sales decreased 10.8%.  The decrease is primarily due to the timing of orders for two active pharmaceutical ingredients (“APIs”) manufactured under long-term supply agreements, a customer supply chain disruption for an API manufactured under a long-term supply agreement, and a feed additive for which a contract expired.  Lower pricing of certain generic APIs and a product utilizing the Company’s drug delivery technology, for which the Company renegotiated a three year agreement at lower price levels in late 2009, also contributed to the decrease.  Partially offsetting these decreases were increased volumes of controlled substances and custom development revenues.

First quarter 2010 Gross Margin decreased to 25.8% of sales from 31.9% during the first quarter 2009, with foreign currency unfavorably impacting gross margin by 4.6% in the first quarter 2010.  Lower pricing of a product utilizing the Company’s drug delivery technology and certain generic APIs were the main drivers of the lower margins, this was partially offset by favorable product mix.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Selling, General and Administrative Expenses in the first quarter 2010 were $8.8 million compared to $9.0 million in the same period last year.  The decrease is a result of lower legal fees and insurance premiums partially offset by an unfavorable impact of foreign currency and acquisition costs related to the acquisition of Cambrex IEP.

Research and Development Expenses increased to $2.0 million in the first quarter 2010 from $1.7 million in the first quarter 2009 due to higher costs related to the development of new products and technologies and an unfavorable impact of foreign currency.

Operating Profit decreased to $3.7 million in the first quarter 2010 from $8.3 million in the first quarter 2009.  Lower gross profit, primarily due to lower sales volumes, and an unfavorable impact from foreign currency partially offset by lower spending were the main drivers of lower operating profit.

The Provision for Income Taxes totaled $0.8 million, a 33.0% effective tax rate, in the first quarter 2010 compared to $2.5 million, a 34.7% effective tax rate, in the first quarter 2009.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Net Income for the first quarter 2010 was $1.7 million or $0.06 per share compared to $4.7 million or $0.16 per share in the first quarter 2009.

Capital expenditures and depreciation for the first quarter 2010 were $2.7 million and $5.4 million compared to $2.8 million and $4.7 million in the first quarter 2009, respectively.

Steven M. Klosk, President and Chief Executive Officer, said, “Our full year expectations remain intact and while we will see lower sales in 2010 for some of our larger products compared to last year, we believe that much of the decline is temporary and that volumes and order trends for some of these products should return to higher levels towards the end of 2010 and into 2011.  We are encouraged by the increased level of requests for proposals for clinical stage projects, stronger generic API order trends and continued increases in sales of controlled substances.

We are especially excited about our acquisition of IEP, a biocatalysis business based in Germany.  IEP has a large portfolio of proprietary enzymes, which it licenses and sells, often in conjunction with proprietary processes that enable our customers to perform chemical syntheses more efficiently.  This acquisition significantly enhances our biocatalysis capabilities, creates new selling opportunities and allows us to potentially develop more cost-effective manufacturing processes for existing and new products.  The business is relatively small today, but we believe it has considerable upside potential.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Guidance
The Company continues to expect that sales for 2010, excluding the impact of foreign currency, will be between a decline of 5% and an increase of 1% versus 2009, and that full year 2010 EBITDA will be between $41 and $47 million.

For 2010, capital expenditures are expected to be approximately $12 to $15 million and depreciation is expected to be $22 to $24 million.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the first quarter 2010 Form 10-Q is filed with the SEC.

Conference Call and Webcast
The Conference Call to discuss first quarter 2010 results will begin at 8:30 a.m. Eastern Time on Wednesday, May 5, 2010 and last approximately 45 minutes.  Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international.  Please use the pass code 71160398 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Wednesday, May 12, 2010 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international.  Please use the pass code 71160398 to access the replay.

Forward Looking Statements
This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions in connection with any discussion of future financial and operating performance.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout the Company’s public filings.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, the Company’s ability to satisfy the continued listing standards of the New York Stock Exchange, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and other factors described under the caption “Risk Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  New factors emerge from time to time and it is not possible for the Company to predict which will arise.  In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2009 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex
Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including APIs, advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  The Company currently employs approximately 850 people worldwide.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended March 31, 2010 and 2009
(in thousands)

	2010		2009
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$56,155	100.0%	$60,000	100.0%
Allowances and Rebates	336	0.6%	333	0.6%
Net Sales	55,819	99.4%	59,667	99.4%

Other Revenues	274	0.5%	1,365	2.3%

Net Revenues	56,093	99.9%	61,032	101.7%

Cost of Goods Sold	41,600	74.1%	41,899	69.8%

Gross Profit	14,493	25.8%	19,133	31.9%

Operating Expenses
Selling, General and Administrative Expenses	8,796	15.7%	9,048	15.1%
Research and Development Expenses	1,985	3.5%	1,737	2.9%
Total Operating Expenses	10,781	19.2%	10,785	18.0%

Operating Profit	3,712	6.6%	8,348	13.9%

Other Expenses/(Income):
Interest Expense, net	1,198	2.1%	1,157	1.9%
Other Expense/(Income), net	3	0.0%	(67)	-0.1%

Income Before Income Taxes	2,511	4.5%	7,258	12.1%

Provision for Income Taxes	828	1.5%	2,520	4.2%

Net Income	$1,683	3.0%	$4,738	7.9%

Earnings per Share of Common Stock
Basic	$0.06		$0.16
Diluted	$0.06		$0.16

Weighted Average Shares Outstanding
Basic	29,315		29,200
Diluted	29,374		29,203

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters Ended March 31, 2010 and 2009
(in thousands)

	First Quarter 2010	First Quarter 2009

Operating Profit	$3,712	$8,348

Depreciation and Amortization	5,384	4,686

EBITDA	$9,096	$13,034

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of  March 31, 2010 and December 31, 2009
(in thousands)

	March 31,	December 31,
Assets	2010	2009

Cash and Cash Equivalents	$41,576	$52,365
Trade Receivables, net	37,791	32,025
Inventories, net	60,064	58,369
Prepaid Expenses and Other Current Assets	6,787	6,654
Total Current Assets	146,218	149,413

Property, Plant and Equipment, net	153,468	161,149
Goodwill	41,291	36,360
Other Non-Current Assets	4,102	4,593

Total Assets	$345,079	$351,515

Liabilities and Stockholders' Equity

Accounts Payable	$17,890	$17,038
Accrued Expenses and Other Current Liabilities	37,561	38,013
Total Current Liabilities	55,451	55,051

Long-term Debt	124,100	120,800
Deferred Tax Liabilities	16,462	17,305
Accrued Pension and Postretirement Benefits	40,133	40,963
Other Non-Current Liabilities	13,049	14,126

Total Liabilities	$249,195	$248,245

Stockholders’ Equity	$95,884	$103,270

Total Liabilities and Stockholders’ Equity	$345,079	$351,515

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com